Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
ILLUMINA, INC.,
CALLISTO ACQUISITION CORP.
and
SOLEXA, INC.
Dated as of November 12, 2006

i

ii

iii

     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 12, 2006, by and among Illumina, Inc., a Delaware corporation (“Parent”), Callisto Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Solexa, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that a business combination among Parent, Merger Sub and the Company is advisable and in the best interests of their respective companies and stockholders in order to advance each of their long-term business interests and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;
     WHEREAS, concurrently with the execution and delivery of this Agreement and in order to induce the Company to enter into this Agreement, Parent and the Company are entering into a Securities Purchase Agreement, pursuant to which Parent will make an equity investment in the Company subject to the terms and conditions of such agreement;
     WHEREAS, for United States federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a Plan of Reorganization for the purposes of Section 368(a) of the Code;
     WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their approval and (iv) resolved to recommend that the Company’s stockholders approve this Agreement; and
     WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares in connection with the Merger, are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the issuance of Parent Shares in connection with the Merger be submitted to Parent’s stockholders for their approval and (iv) resolved to recommend that Parent’s stockholders approve the issuance of Parent Shares in connection with the Merger.
     NOW, THEREFORE, in consideration of the representations, warranties covenants and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
     “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Benefit Plan” shall have the meaning set forth in Section 4.10(a).
     “Business Day” shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.
     “Certificate of Merger” shall have the meaning set forth in Section 2.3.
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations, shall include any amendments thereto and any substitute or successor provisions thereto.
     “Commonly Controlled Entity” shall have the meaning set forth in Section 4.10(d).
     “Company” shall have the meaning set forth in the Preamble.
     “Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.2(c).
     “Company Certificate” shall have the meaning set forth in Section 3.1(c).
     “Company Contract” shall have the meaning set forth in Section 4.11(b).
     “Company Converted Option” shall have the meaning set forth in Section 3.3(a).
     “Company Converted Warrant” shall have the meaning set forth in Section 3.3(b).
     “Company Disclosure Schedule” shall have the meaning set forth in Article IV.

     “Company Filed SEC Documents” shall have the meaning set forth in Section 4.8.
     “Company Financial Advisor” shall have the meaning set forth in Section 4.20.
     “Company Intellectual Property” shall have the meaning set forth in Section 4.18(h).
     “Company IP Contracts” shall have the meaning set forth in Section 4.18(b).
     “Company Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or is reasonably likely to be, a Company Material Adverse Effect: (i) any adverse effect resulting from or arising out of any general market, industry, economic or political conditions to the extent that they do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (ii) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (iii) any adverse effect resulting from or arising out of changes in any laws, rules, regulations, orders or other binding directives issued by any governmental authority, in interpretations thereof, to the extent that they do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (iv) any change in the trading price or volume of the Company Shares, in and of itself, (v) the Company’s failure to meet internal or analysts’ expectations or projections, in and of itself, (vi) any adverse effect resulting from or arising out of changes in accounting requirements or principles to the extent that they do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other industry participants, (vii) any adverse effect resulting from or arising out of the continued incurrence of losses by the Company in amounts and consistent with the trends substantially similar to those incurred and in existence prior to the date of this Agreement, (viii) any adverse effect resulting from or arising out of the inability to recognize, or delay in recognition of, revenue on systems shipped, in and of itself, (ix) any adverse effect resulting from or arising out of any need to upgrade or replace instruments previously sold, in and of itself, (x) any adverse effect resulting from or arising out of the taking of any action required by this Agreement or specifically consented to in advance by Parent in writing, (xi) any adverse effect that, in any material respect, results from or arises out of the execution, delivery, announcement or performance of this Agreement or the announcement, pendency or anticipated consummation of the Merger, (xii) any adverse effect resulting from or arising out of the failure of the Company to have achieved any level of technological progress or to have shipped any number of products and (xiii) any adverse effect resulting from technological or product developments by competitors of the Company.

     “Company Option” shall have the meaning set forth in Section 4.2(a).
     “Company Permits” shall have the meaning set forth in Section 4.14(a).
     “Company Preferred Shares” shall have the meaning set forth in Section 4.2(a).
     “Company Products” shall have the meaning set forth in Section 4.18(h).
     “Company SEC Documents” shall have the meaning set forth in Section 4.7(a).
     “Company Share” shall mean one (1) share of common stock, par value $0.01 per share, of the Company.
     “Company Stockholder Approval” shall have the meaning set forth in Section 4.4.
     “Company Stockholder Meeting” shall have the meaning set forth in Section 4.22.
     “Company Warrant” shall have the meaning set forth in Section 3.3(b).
     “Confidentiality Agreement” shall mean the confidentiality agreement, dated as of August 9, 2006, between Parent and the Company, as amended and supplemented by the Standstill/No-Hire Letter Agreement & Amendment to the Confidentiality Agreement, dated as of October 5, 2006.
     “Contract” shall mean any legally binding note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or other instrument, obligation or understanding whether written or oral.
     “DGCL” shall mean the General Corporation Law of the State of Delaware.
     “Effective Time” shall have the meaning set forth in Section 2.3.
     “Environmental Law” shall have the meaning set forth in Section 4.16(a).
     “ERISA” shall have the meaning set forth in Section 4.10(a).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” shall have the meaning set forth in Section 3.2(a).
     “Exchange Ratio” shall mean: (i) if the 20-Day Parent VWAP Price is equal to or greater than $47.30, then the Exchange Ratio shall equal 0.296; (ii) if the 20-Day Parent VWAP Price is between $40.70 and $47.30, then the Exchange Ratio shall be equal to a fraction (A) whose numerator is equal to $14.00 and (B) whose denominator is equal to the 20-Day Parent VWAP Price; or (iii) if the 20-Day Parent VWAP Price is equal to or less than $40.70, then the Exchange Ratio shall equal 0.344.
     “First Filing” shall have the meaning set forth in Section 4.7(b).
     “Form S-4” shall have the meaning set forth in Section 6.4(d).
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any governmental body, court or agency or other governmental regulatory or other authority, whether federal, state, local or foreign.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Intellectual Property” shall have the meaning set forth in Section 4.18(h).
     “IP Contracts” shall have the meaning set forth in Section 4.18(h).
     “IRS” shall mean the Internal Revenue Service.
     “Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.4(d).
     “Knowledge” of any Person which is not an individual means, any fact, circumstance or matter that any of the executive officers (including, in the case of the Company, the Senior Director of Finance) of such Person knows or reasonably should have known after due inquiry.
     “Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity, including any Environmental Law.
     “Letter of Transmittal” shall have the meaning set forth in Section 3.2(c).
     “Licensed Intellectual Property” shall have the meaning set forth in Section 4.18(h).
     “Lien” shall mean any mortgage, pledge, claim, lien, charge, encumbrance or security interest of any kind or nature, but excluding liens with respect to Taxes not yet due and payable.
     “Merger” shall have the meaning set forth in Section 2.1.
     “Merger Consideration” shall have the meaning set forth in Section 3.1(c).
     “Merger Sub” shall have the meaning set forth in the Preamble.

     “NASDAQ” shall mean the NASDAQ National Market.
     “non-paying party” shall have the meaning set forth in Section 8.4(c).
     “Notice of Company Adverse Recommendation” shall have the meaning set forth in Section 6.2(c).
     “Order” shall mean any judgment, decision, decree, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.
     “Owned Intellectual Property” shall have the meaning set forth in Section 4.18(h).
     “Parent” shall have the meaning set forth in the Preamble.
     “Parent Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(a).
     “Parent Disclosure Schedule” shall have the meaning set forth in Article V.
     “Parent Filed SEC Documents” shall have the meaning set forth in Section 5.6.
     “Parent Financial Advisor” shall have the meaning set forth in Section 5.11.
     “Parent Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or is reasonably likely to be, a Parent Material Adverse Effect: (i) any adverse effect resulting from or arising out of any general market, industry, economic or political conditions to the extent that they do not have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, as compared to other industry participants, (ii) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (iii) any adverse effect resulting from or arising out of changes in any laws, rules, regulations, orders or other binding directives issued by any governmental authority, in interpretations thereof, to the extent that they do not have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, as compared to other industry participants, (iv) any change in the trading price or volume of Parent Shares, in and of itself, (v) Parent’s failure to meet internal or analysts’ expectations or projections, in and of itself, (vi) any adverse effect resulting from or arising out of changes in accounting requirements or principles, to the extent that they do not have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, (viii) any adverse effect resulting from or arising out of the inability to recognize, or delay in recognition of, revenue on systems shipped, in and of itself, (ix) any adverse effect resulting from or arising out of any need to upgrade or replace instruments previously sold, in and of itself, (x) any adverse effect resulting from or arising out of the taking of any action required by this Agreement or specifically consented to in advance by the Company in writing, (xi) any adverse effect that, in any material respect, results from or arises out of the execution, delivery, announcement or performance of this Agreement or the announcement, pendency or anticipated consummation of the Merger and (xii) any adverse effect arising out of or related to Affymetrix, Inc. v. Illumina, Inc., Civil Action No. 04-901 JJF, or any judgment, order, claim, litigation or other proceeding related thereto.
     “Parent Permits” shall have the meaning set forth in Section 5.10.
     “Parent Preferred Share” shall have the meaning set forth in Section 5.2(a).
     “Parent SEC Documents” shall have the meaning set forth in Section 5.5(a).
     “Parent Share” shall mean one (1) share of common stock, par value $0.01 per share, of Parent.
     “Parent Stockholder Approval” shall have the meaning set forth in Section 5.3.
     “Parent Stockholder Meeting” shall have the meaning set forth in Section 5.15.
     “Patents” shall have the meaning set forth in Section 4.18(h).
     “Pension Plan” shall have the meaning set forth in Section 4.10(a).
     “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.
     “Pre-Closing Taxes” shall have the meaning set forth in Section 4.15(c).
     “Registered Intellectual Property” shall have the meaning set forth in Section 4.18(h).
     “Registration Authority” shall have the meaning set forth in Section 4.18(h).
     “Representatives” shall have the meaning set forth in Section 6.2(a).
     “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act.

     “SEC” shall mean the United States Securities and Exchange Commission or the staff thereof.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Short Period” means any Taxable Period that ends on the Closing Date.
     “Shrink Wrap Licenses” shall have the meaning set forth in Section 4.18(b).
     “Software” shall have the meaning set forth in Section 4.18(h).
     “Subsidiary” shall mean, with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least fifty percent (50%) of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.
     “Superior Proposal” shall mean a bona fide written Takeover Proposal, provided that all references to twenty percent (20%) in the definition of “Takeover Proposal” shall be deemed to be references to fifty percent (50%) instead, made by a third party which is (i) on terms which the Company’s Board of Directors, or any committee thereof comprised of independent directors, determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view than the Merger and any alternative proposed by Parent or Merger Sub in accordance with Section 6.2(c) hereof and (ii) in the good faith judgment of the Company’s Board of Directors, or any committee thereof, reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror, including, to the extent financing is required, whether financing is then committed and on terms and conditions that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and legal counsel) are reasonably likely to result in disbursement of funds sufficient for the consummation of the transactions contemplated by such proposal).
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of the assets of the Company or its Subsidiaries having a fair market value equal to twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or twenty percent (20%) or more of the voting power of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning at least twenty percent (20%) of the voting power of the Company or (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company (other than (A) the Merger, (B) mergers, consolidations, business combinations, recapitalizations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company and (C) mergers, consolidations, business combinations, recapitalizations or similar transactions that if consummated would result in a Person beneficially owning not more than twenty percent (20%) of the voting power of the Company or any of its Subsidiaries).
     “Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing authority in connection with any Tax (including estimated Taxes), and shall include any amendment to any of the foregoing.
     “Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter or a Short Period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.
     “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including taxes that are based upon or measured by gross receipts, income, profits, sales, use or occupation, and also including any and all value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.
     “Termination Date” shall have the meaning set forth in Section 8.1(b)(ii).
     “Termination Fee” shall have the meaning set forth in Section 8.4(a).
     “Trade Secrets” shall have the meaning set forth in Section 4.18(h).
     “Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.
     “20-Day Parent VWAP Price” shall mean the volume weighted average trading price of Parent Shares as measured during ten (10) dates randomly selected (at a meeting at which one (1) representative selected by Parent and one (1) representative selected by the Company alternately select a date by blind draw until ten (10) dates are drawn) from the twenty (20) consecutive trading days ending five (5) trading days prior to the Closing Date.
     “Unauthorized Code” means any virus, trojan horse, worm or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm any computer, systems or Software or any back door, time bomb, drop dead device or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.
     “Welfare Plans” shall have the meaning set forth in Section 4.10(a).
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the laws of the State of Delaware and the terms of this Agreement (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving entity after the Merger is sometimes referred to herein as the “Surviving Corporation”).
     Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Dewey Ballantine LLP, 1950 University Avenue, Suite 500, East Palo Alto, California 94303, at 10:00 a.m., local time, no later than the third (3rd) Business Day following the satisfaction of the conditions set forth in Article VII of this Agreement (other than (i) those conditions that are waived by the party or parties for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date, but subject to the satisfaction of such conditions) or (b) at such other place, time, and/or date as the parties hereto may otherwise agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”
     Section 2.3 Effective Time. If all the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII hereof, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified by the parties hereto as the Effective Time in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the debts, liabilities and duties of the Company and Merger Sub.

     Section 2.4 Certificate of Incorporation and Bylaws.
     (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable Law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows, “The name of the Corporation is Solexa, Inc.”
     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the initial Bylaws of the Surviving Corporation.
     Section 2.5 Directors and Officers.
     (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.6 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning and for the purposes of Sections 354 and 361 of the Code and Sections 1.368-2(g) and 1.368-3T(a) of the Treasury Regulations and for all relevant Tax purposes.
ARTICLE III
MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER
     Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:
     (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.
     (b) Cancellation of Treasury Stock and Parent Owned Stock. Each Company Share held by the Company or any Subsidiary of the Company or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

     (c) Conversion of Company Shares. Subject to Sections 3.1(d), 3.2(d) and 3.2(e), each issued and outstanding Company Share (other than Company Shares to be canceled in accordance with Section 3.1(b)) shall automatically be converted into the right to receive a fraction of a Parent Share equal to the Exchange Ratio (the “Merger Consideration”). All Company Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(c) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such Company Shares (“Company Certificate”) shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration to be issued in consideration therefor, any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor in accordance with this Article III, and any dividends or other distributions to which holders of Company Shares become entitled in accordance with this Article III upon the surrender of such Company Certificate.
     (d) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Shares or Parent Shares, the Exchange Ratio and Merger Consideration shall be adjusted accordingly, without duplication, to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.
     Section 3.2 Exchange of Company Certificates.
     (a) Prior to the mailing of the Joint Proxy Statement/Prospectus to the record holders of Company Shares, Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for payment of the Merger Consideration.
     (b) At or prior to the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the total number of Parent Shares to be issued in the Merger and (ii) any cash payable in lieu of fractional Parent Shares pursuant to Section 3.2(e).
     (c) At or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Certificates, (i) a letter of transmittal (the “Letter of Transmittal”) that shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent may specify and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for the Merger Consideration (which instructions shall provide that at the election of the surrendering holder, Company Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor certificates representing that number of whole Parent Shares, if any, into which the number of Company Shares previously represented by such Company Certificates shall have been converted pursuant to Section 3.1 and any cash, distributions or dividends required to be paid pursuant to Sections 3.2(d) and (e) below, and Company Certificates so surrendered shall be forthwith canceled. The Exchange Agent shall promptly accept such Company Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall accrue on the Merger Consideration (or the cash payable as described in Sections 3.2(d) and (e) below) payable upon the surrender of Company Certificates for the benefit of, or be paid to, the holders of Company Certificates.
     (d) No dividends or other distributions with respect to Parent Shares shall be paid to the holder of any unsurrendered Company Certificate with respect to the Parent Shares represented thereby by reason of the conversion of Company Shares pursuant to Section 3.1, and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Section 3.2(e) until such Company Certificate is surrendered in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Company Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares representing such securities are registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 3.2(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares issued upon conversion of Company Shares, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions, with (x) a record date with respect thereto after the Effective Time, but prior to such surrender, and (y) a payment date subsequent to such surrender, payable with respect to such Parent Shares.
     (e) Notwithstanding any other provision hereof, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional Parent Share, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the Parent Shares. In lieu of any such fractional security, each holder of shares of Company Shares otherwise entitled to a fraction of a Parent Share in accordance with the provisions of this Article III will be entitled to receive from the Exchange Agent a cash payment in an amount equal to the product of (i) such fractional part of a Parent Share multiplied by (ii) the 20-Day Parent VWAP Price.
     (f) All Merger Consideration delivered upon the surrender of Company Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares theretofore represented by such Company Certificates. Until surrendered as contemplated by this Section 3.2, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.
     (g) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.
     (h) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond or other surety in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made with respect to such Company Certificate and subject to such other reasonable conditions as the Exchange Agent may impose, the Exchange Agent shall deliver in exchange for such Company Certificate the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.
     (i) If any payment under this Article III is to be made to a Person other than the Person in whose name any Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.
     (j) The Exchange Agent shall invest any funds held by it for purposes of this Section 3.2 as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.
     (k) Parent and/or the Exchange Agent shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement (in whatever form) to the holders of Company Shares an amount equal to the amounts, if any, required to be deducted or withheld under any provision of U.S. federal Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. Amounts so withheld shall promptly be paid to the appropriate Tax authority and shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares in respect of which such deduction or withholding was made.
     (l) None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Parent Shares or portion of the cash that has been made available to the Exchange Agent pursuant to this Section 3.2 that remains unclaimed by the holder of any Company Certificate six (6) months after the Effective Time, shall be returned to Parent and any such holder who has not exchanged such holder’s Company Certificate prior to such time shall thereafter look only to Parent for any claim for Merger Consideration, any cash in lieu of fractional shares of Parent Shares to which they are entitled pursuant to Section 3.2(e) and any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.2(d) hereunder.
     Section 3.3 Company Stock Options/Warrants.
     (a) Company Stock Options. Each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire Company Shares and shall automatically be converted into an option (a “Company Converted Option”) to purchase Parent Shares. The number of Parent Shares subject to each Company Converted Option shall be equal to the product of the number of Company Shares subject to such Company Option multiplied by the Exchange Ratio; provided that any fractional Parent Shares resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per share of each Company Converted Option shall equal the quotient of the exercise price per share under the corresponding Company Option divided by the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. Each such Company Converted Option will otherwise have substantially the same terms and conditions as the corresponding Company Option, including vesting and term of exercise. The Company agrees to take all actions necessary, if any, to effectuate the provisions of this Section 3.3. Notwithstanding anything in this Agreement to the contrary, the conversion of options under this Section 3.3 shall be made in a manner so as to preserve as nearly as possible any exemption from Section 409A a Company Option may have and/or any status as an “incentive stock option” a Company Option may have immediately prior to the Effective Time.
     (b) Company Warrants. Each warrant to purchase Company Shares (a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire Company Shares and shall automatically be converted into a warrant (a “Company Converted Warrant”) to purchase Parent Shares. The number of Parent Shares subject to each Company Converted Warrant shall be equal to the product of the number of Company Shares subject to such Company Warrant multiplied by the Exchange Ratio; provided that any fractional Parent Shares resulting from such multiplication shall be rounded down to the nearest whole share. The purchase price per share of each Company Converted Warrant shall equal the quotient of the purchase price per share under the corresponding Company Warrant divided by the Exchange Ratio; provided that such purchase price shall be rounded up to the nearest whole cent. Each such Company Converted Warrant will otherwise have substantially the same terms and conditions as the corresponding Company Warrant, including the term of exercise.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except, with respect to each Section of this Article IV, as set forth in any disclosure contained in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) that relates to such Section or that relates to other Sections of this Article IV to the extent it is reasonably apparent from such disclosure that it is applicable to such Section, the Company represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws (or similar organizational documents) of each of its Subsidiaries.
     Section 4.2 Capitalization.
     (a) The authorized capital stock of the Company consists of 200,000,000 Company Shares and 2,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Shares”). At the close of business on November 10, 2006, (i) 36,611,140 Company Shares (excluding treasury shares) were issued and outstanding, (ii) no Company Shares were held by the Company in its treasury, (iii) no Company Preferred Shares were issued and outstanding, (iv) 4,430,172 Company Shares were reserved for issuance pursuant to outstanding unexercised options to purchase Company Shares (each a “Company Option”), (v) 6,150,504 Company Shares have been reserved for issuance under the Company’s 2005 Equity Incentive Plan (and sub plans thereunder), (vi) 7,845,889 Company Shares have been reserved for issuance pursuant to the Company Warrants, and (vii) 37,618 Company Shares have been reserved for issuance under the Company’s 1998 Employee Stock Purchase Plan. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, as of the date of this Agreement, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in the Company, (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the

Company to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Company, or obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company, or to vote or to dispose of any shares of the capital stock of the Company. All of the outstanding debt and equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.
     (b) Section 4.2(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each outstanding Company Option and Company Warrant, the holder thereof, the number of Company Shares issuable thereunder, the vesting schedule (as applicable), the expiration date and the exercise price thereof.
     Section 4.3 Subsidiaries.
     (a) Each Subsidiary of the Company (i) is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (ii) has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted and (iii) is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. All of the outstanding capital stock or securities of, or other ownership interest in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests). Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of the Company, (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock of any Subsidiary of the Company. All of the outstanding debt and equity securities of each subsidiary of the Company has been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.
     (c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.
     Section 4.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability: (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
     Section 4.5 Consents and Approvals; No Violations.
     (a) The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, “blue sky” laws and NASDAQ Marketplace Rules.
     (b) The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any similar organizational documents of any of its Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.5(a) and the Company Stockholder Approval are obtained, violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iii) in any material way, violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, amendment, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound.
     Section 4.6 Books and Records. The Company’s and its Subsidiaries’ books, accounts and records are, and have been, in all material respects, maintained in the Company’s and its Subsidiaries’ usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.
     Section 4.7 SEC Reports and Financial Statements.
     (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2004 (together with all information incorporated therein by reference, the “Company SEC Documents”). At the time of their respective filing dates, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Company is required to make any filings with the SEC.
     (b) Except to the extent expressly stated therein, each of the consolidated financial statements of the Company included in the Company SEC Documents since the first SEC filing by the Company covering the fiscal period ending after December 31, 2004 (the “First Filing”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since the First Filing, there has been no change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

     Section 4.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”), between June 30, 2006 and the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, (b) there has not been any event or events that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action (or failed to take any action) that would constitute a breach of clauses (i), (ii) (excluding any issuance of Company Shares pursuant to exercise or conversion of Company Options or Company Warrants), (iv), (v), (vi), (vii), (viii) or (x) of Section 6.1(a) if such action was taken (or such failure occurred) after the date hereof.
     Section 4.9 No Undisclosed Liabilities. Except as disclosed in the Company Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof) and except for liabilities incurred in the ordinary course of business, since June 30, 2006 that are not material, neither the Company nor any of its Subsidiaries has any liabilities, absolute, contingent, unliquidated or otherwise, whether due or to become due, of the type required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, that, individually or in the aggregate, are material to the Company or any of its subsidiaries.
     Section 4.10 Benefit Plans; Employees and Employment Practices.
     (a) Section 4.10 of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all written “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and sometimes referred to herein as “Welfare Plans”) and each other “Benefit Plan” (defined herein as any Pension Plan, Welfare Plan and any other material plan, fund, program, arrangement or agreement (including material employment and consulting agreements) to provide employees, directors and/or, independent contractors with medical, health, life, bonus, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, employees, officers and/or directors of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required pursuant to ERISA, (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every material Benefit Plan (including insurance contracts associated with every material Benefit Plan regardless of whether any current cash value exists) and (vi) the most recent determination letter from the IRS, if any. There are no material amendments to any Benefit Plan (or the establishment of any new Benefit Plan) that have been adopted or approved nor has the Company or any of its Subsidiaries committed to make any such amendment or to adopt or approve any new plans.
     (b) Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, and/or all other applicable Laws. All Company Options have been granted with an exercise price per share no lower than the “fair market value” of a Company Share, as determined in accordance with the terms of the applicable option plan. The Company Options have been properly accounted for by the Company in accordance with GAAP.
     (c) All Pension Plans have been and continue to be the subject of favorable (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs; and no circumstances exist and no events have occurred that would reasonably be expected to adversely affect the qualification of any Pension Plan or the related trust after taking into account the availability of applicable remedial action programs. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
     (d) Neither the Company, nor any of its Subsidiaries, nor any other Person that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person a “Commonly Controlled Entity”) has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Pension Plan for employees outside of the United States is subject to any funding requirements or has any unfunded liabilities not reflected on the Company’s financial statements.
     (e) With respect to any material Welfare Plan subject to ERISA, (i) no such Welfare Plan is funded through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such material Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code and any Benefit Plan that is maintained by a Commonly Controlled Entity, complies with the applicable requirements of Section 4980B(f) of the Code.
     (f) Except as set forth on Section 4.10(f) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or its Subsidiaries has made or entered into any material, legally binding commitment (including loans) with, any directors, officers, employees, consultants or independent contractors of the Company as of or prior to the date of this Agreement, any of its Subsidiaries or of any Commonly Controlled Entity to the effect that, following the date hereof, (i) any new plans, agreements or arrangements providing new or additional benefits or compensation will be adopted, (ii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iii) any plans or arrangements provided by Parent will be made available to such employees, or (iv) any trusts or other funding mechanisms will be required to be funded.
     (g) Except as set forth on Section 4.10(g) of the Company Disclosure Schedule, neither the Company, its Subsidiaries or any Commonly Controlled Entity has any material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.
     (h) All contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis in all material respects and the Company or its Subsidiaries are not obligated to contribute with respect to any such Benefit Plan that involves a material retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.
     (i) To the Company’s Knowledge, no Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.
     (j) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a any Benefit Plan, other than routine claims for benefits.
     (k) Nothing in this Agreement or the transactions contemplated by this Agreement will: (i) cause an adverse termination or adverse repricing of any insurance contract to which the Company, any of its Subsidiaries or Benefit Plan is a party for the purposes of providing employee benefits; (ii) trigger a right, whether or not conditioned upon termination of employment or changes in duties or responsibilities, of any employee of the Company or any of its Subsidiaries to severance, deferred compensation or retirement benefits, (iii) trigger a right or payment, whether or not conditioned upon termination of employment or changes in duties or responsibilities, that would be considered a parachute payment within the meaning of Section 280G of the Code or any reimbursement of any excise taxes under Section 4999 of the Code or any income taxes under the Code; or (iv) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan. The Company has delivered or made available to Parent the current base salary and target bonus with respect to each “disqualified individual” of the Company (as defined under Section 280G(c) of the Code).
     (l) No amounts payable under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability that was intended to constitute “performance-based compensation” for the purposes of section 162(m)(4)(C) of the Code would reasonably be expected to fail to be deductible for federal income tax purposes by virtue of section 162(m) of the Code.
     (m) Neither the Company nor its Subsidiaries is a party to any collective bargaining agreement. There are no material threatened or pending controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the Knowledge of the Company, threatened between the Company or its Subsidiaries and any representatives of any of their employees. To the Knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries. There are no material pending or, to the Knowledge of the Company, material threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any of the Companies or any of its Subsidiaries or, relating to the employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries.
     (n) The Company and its Subsidiaries are in material compliance with all material laws, regulations and orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA, Family and Medical Leave Act, discrimination, civil rights, safety and health, and workers’ compensation.
     (o) The Company and each Subsidiary has in all material respects properly classified the employment or other service status of all employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries for purposes of (i) all applicable law and, (ii) if applicable, the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.
     Section 4.11 Contracts.
     (a) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party, is in violation or is in material breach of or in default under (nor does there exist any condition which the passage of time or the giving of notice would result in such a violation or breach of, or constitute such a default or other condition under) any Company Contract to which it is a party. No other party to any such

Contract has, to the Knowledge of the Company, alleged that the Company or any of its Subsidiaries is in violation or breach of or in default under any such Contract, which allegation has not been resolved. Each Company Contract is valid and binding on the Company and/or any of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and such Company Contract is in full force and effect.
     (b) As of the date of the Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged (i) Contract obligating the Company or its Subsidiaries to pay or receive an amount in excess of $500,000, (ii) employment or consulting Contract with any individual employee or consultant requiring payment in excess of $200,000 per annum, (iii) non-competition Contract or any other Contract that similarly limits the Company or any of its Subsidiaries, (iv) distributorship, non-employee commission or marketing agent, representative or franchise Contract providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries, (v) Contract between the Company and any of its Affiliates (excluding any such item solely between the Company and its Subsidiaries), (vi) guaranty, performance, bid or completion bond, or surety or indemnification Contract (excluding (A) any such item between the Company and its Subsidiaries and (B) any indemnification Contract entered into in the Company’s and or its Subsidiaries’ ordinary course of business with a customer of the Company), (vii) loan or credit Contract, pledge Contract, note, security, mortgage, debenture, indenture, factoring Contract or letter of credit relating to borrowed money (other than equipment leases made in the ordinary course of business relating to capitalized lease obligations of not more than $100,000 in the aggregate), (viii) Contract relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement, (ix) Contract containing provisions prohibiting assignment in connection with a change of control of the Company or (x) Contract material to the condition (financial or otherwise), business, prospects or results of operations of the Company and its Subsidiaries taken as a whole. Each Contract of the type described in this Section 4.11, whether or not set forth in the Company Disclosure Schedule or in such Company SEC Documents, is referred to herein as a “Company Contract.”
     Section 4.12 Insurance. The Company has delivered or made available to Parent prior to the date of this Agreement copies of all insurance policies which are owned by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee) as of the date of this Agreement, including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies which are owned by the Company or its Subsidiaries are in full force and effect, are valid and enforceable. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies.
     Section 4.13 Litigation. There is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective assets or properties. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order.
     Section 4.14 Compliance with Applicable Law.
     (a) The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”). The Company and its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits. The businesses of the Company and its Subsidiaries are being and have at all times been conducted in compliance, in all material respects, with applicable Law. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.
     (b) Except as disclosed in the Company Filed SEC Reports, the Company is in compliance, in all material respects, with (i) the provisions of the Sarbanes-Oxley Act and (ii) the listing and corporate governance rules and regulations of NASDAQ applicable to the Company as of the date of this Agreement. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) thereof, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made, arranged, modified, or forgiven personal loans to any executive officer or director of the Company in violation of the Sarbanes-Oxley Act.
     (c) The management of the Company has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or caused such disclosure control and procedures to be designed under their supervision to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation to the Company’s outside auditors and the audit committee of the Board of Directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (C) any other matter required to be disclosed by Law, the Company’s policies, the listing standards of NASDAQ, the Company’s audit committee’s charter or the professional standards of the Public Company Accounting Oversight Board.
     (d) Between January 1, 2004 and the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise has Knowledge of any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2004, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis), and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2004, by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.
     Section 4.15 Taxes and Tax Returns.
     (a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed. Such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of the Company and of its Subsidiaries in all material respects.
     (b) True and complete copies of all federal, state, local and foreign Tax Returns of or including the Company or any of its Subsidiaries filed since January 1, 2003 have been provided to Parent and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by (or affecting) the Company or any Subsidiary have been provided to Parent.
     (c) Except as provided in the sentence that follows, all Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of Taxable Periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return (“Pre-Closing Taxes”), have been, or as of the Closing Date shall have been, timely paid. In the case of any Pre-Closing Tax not yet due and payable as of the Closing Date, either (i) an accrual properly determined in accordance with GAAP for the payment of such Pre-Closing Tax (without regard to deferred tax assets and deferred tax liabilities and similar items) was provided on the consolidated financial statements of the Company and its Subsidiaries included in the Company Filed SEC Documents filed prior to the date hereof, or (ii) (x) the liability for such Pre-Closing Tax was accrued after the date of such financial statement, (y) such liability was incurred in the ordinary course of business and (z) such liability is not material.
     (d) No Tax deficiencies have been claimed, proposed or assessed against the Company or any of its Subsidiaries in writing by any Taxing or other governmental authority, and none of the Company or any of its Subsidiaries has received any notice, or otherwise has any Knowledge, of any potential claim, proposal or assessment against the Company or any of its Subsidiaries with respect to any Tax deficiency.

     (e) There are no pending or, to the Company’s Knowledge, threatened audits, investigations or claims for or relating to any liability of the Company or any of its Subsidiaries in respect of Taxes, and there are no matters under discussion between the Company or any of its Subsidiaries on the one hand and any governmental authority on the other hand with respect to Taxes. None of the Tax Returns of the Company or any of its Subsidiaries has been or is currently being examined by the IRS or any state, local or foreign Taxing authorities. None of the Company or any of its Subsidiaries (i) has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, or foreign law with any Taxing authority or (ii) has received or sought or participated in a request for a ruling (or other determination or form of advice) from any Taxing authority pertaining to the treatment of any item for Tax purposes. No state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to any Taxable Period (or portion thereof) not yet audited by the IRS or other applicable Taxing authority.
     (f) Each of the Company and its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper governmental authority all material Taxes required to have been withheld, collected, paid or reported.
     (g) No claim has ever been made in writing by any Taxing authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
     (h) There are no liens upon or other security interests in any property or assets of the Company or any of its Subsidiaries for or relating to Taxes, except for liens for real and personal property Taxes not yet due and payable.
     (i) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force except for powers of attorney in connection with Benefit Plans or powers of attorney authorizing employees of the Company to act on behalf of the Company.
     (j) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local, or foreign Tax purposes, other than the group of which the Company is the common parent, or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
     (k) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.
     (l) Except for customary agreements to indemnify lessors, licensors, lenders and debt securityholders in respect of Taxes, none of which involves any material financial exposure, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any Taxable Period.
     (m) The Company and each of its Subsidiaries is in compliance with the record retention requirements of Rev. Proc. 98-25.
     (n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
     (o) For U.S. Federal income tax purposes, neither the Company nor any of its Subsidiaries has any income reportable for a period ending after the Closing Date, which income, under general federal tax principles, would be reportable for a period ending on or before the Closing Date, that is attributable to a transaction (e.g., an installment sale) occurring in a period ending on or prior to the Closing Date or a change of accounting method or special tax election.
     (p) Following the completion of the transactions contemplated by this Agreement, the Surviving Corporation and its Subsidiaries will have net operating loss carryovers for U.S. Federal income Tax purposes in excess of One Hundred and Thirteen Million Dollars ($113 million). Section 4.15(p) of the Company Disclosure Schedule lists the number of remaining taxable years prior to the expiration thereof.
     (q) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (r) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Set forth in Section 4.15(r) of the Company Disclosure Schedule is a true and complete list of transactions with respect to which the Company, or any of its Subsidiaries, has filed a statement pursuant to Section 1.6011-4 of the Treasury Regulations and, to the Knowledge of the Company, such list reflects all transactions with respect to which the Company and its Subsidiaries were required to file such statement.
     (s) Since January 1, 2004, the Company has not, actually or in substance (including through derivative transactions such as collars, or put protection arrangements which would have the economic effect of a transfer of the burdens, benefits, or other facets of ownership), directly or indirectly, redeemed any of its stock or made any distributions with respect to its stock other than regular, normal dividends. For the purposes of this Section 4.15(s), transactions occurring pursuant to any Benefit Plan shall not be taken into consideration.
     (t) After the merger, the Surviving Corporation will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, Company assets used to pay the Company’s transaction expenses and employee bonuses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company held immediately prior to the Merger.
     Section 4.16 Environmental Laws and Regulations. Except as described in any of the Company Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof):
     (a) the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign Laws relating to pollution or protection of human health, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for noncompliance which could not reasonably be expected to have a Company Material Adverse Effect;
     (b) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of, nor do any of the executive officers of the Company have actual Knowledge of, the Company as the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or noncompliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state-equivalent site;
     (c) to the Knowledge of the Company, there are no hazardous or toxic substances or materials at, on, under or in any real property currently or formerly owned or leased by the Company or any Subsidiary;
     (d) the Company and its Subsidiaries have not disposed of or released hazardous or toxic substances or materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property; and
     (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability, other than customary indemnity provisions contained in agreements entered into in the ordinary course of business which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.17 State Takeover Statutes. The Company has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby or thereby. No other “control share acquisition, “fair price” or other anti-takeover regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.
     Section 4.18 Intellectual Property.
     (a) Section 4.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) any and all Company Intellectual Property that is Registered Intellectual Property, in each case, indicating the owner thereof, pertinent application and registration numbers and any Liens with respect thereto, and (ii) any and all IP Contracts relating to the Company Intellectual Property other than Software.
     (b) The Company or one of its Subsidiaries is the sole and exclusive owner of each item of Owned Intellectual Property, or has the valid right to use pursuant to (i) an IP Contract listed in Section 4.18(a) of the Company Disclosure Schedule, (ii) an IP Contract for Software or (iii) a “shrink wrap” or similar license for off-the-shelf retail available Software used solely on the personal computers of the Company or its Subsidiaries (collectively, “Shrink Wrap License” and, together with the IP Contracts described in clauses (i) and (ii), “Company IP Contracts”) or by virtue of fair use or public domain all other Company Intellectual Property, in each case, free and clear of all Liens, milestone payments, royalties, restrictions and any other third party rights or interests (including rights or interests of academic entities or Governmental Entities), except for one-time payment obligations under the Shrink Wrap Licenses or as otherwise disclosed in Section 4.18(b) of the Company Disclosure Schedule. The Company or one of its Subsidiaries is listed in the records of the appropriate U.S. and/or non-U.S. Registration Authority as the sole and exclusive owner of record for each registration, grant and application for Registered Intellectual Property included in the Owned Intellectual Property. The Company and each of its Subsidiaries have obtained from all of their officers, employees and consultants assignments, or effective agreements to assign, to the Company or such Subsidiary all rights to any and all Intellectual Property invented, conceived, reduced to practice, developed or otherwise created by such Persons in connection with such Persons’ activities on behalf of the Company. The Company Intellectual Property includes all the Intellectual Property that is material for the conduct of the business of the Company and each of its Subsidiaries as currently and as contemplated to be conducted prior to June 30, 2007, provided that to the extent that any Patent would be infringed by the manufacture, use, sale, offer for sale or import of any Company Product, the Company or one of its Subsidiaries is the exclusive owner of such Patent or has secured appropriate rights thereto through license or IP Contract. No Person other than the Company or its Subsidiaries has ownership rights or license rights granted by the Company or its Subsidiaries to improvements made by or for the Company or any of its Subsidiaries to any material Owned Intellectual Property or Company Products.

     (c) The Company Owned Intellectual Property material to the business of the Company and its Subsidiaries or to any material Company Product, and all of the Company’s and its Subsidiaries’ rights therein, is and are valid and enforceable. There are no facts, proceedings, claims or challenges that cause or would cause any such material Owned Intellectual Property to be invalid or unenforceable, or challenging the Company’s or its Subsidiaries’ rights in such material Owned Intellectual Property, and the Company has not received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. To the Company’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Company Intellectual Property other than the Owned Intellectual Property to be invalid or unenforceable. No act has been done or omitted to be done by the Company, any of its Subsidiaries thereof, which has, had or would likely have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Owned Intellectual Property material to the business of the Company and its Subsidiaries or to any material Company Product. All necessary registration, maintenance and renewal fees in respect of all Company Registered Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Registration Authority for the purpose of maintaining such Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has divulged, furnished to or made accessible any of their material Trade Secrets to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, and the Company and its Subsidiaries otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.
     (d) None of the Company, its Subsidiaries or any of their respective current or contemplated activities, or Company Products infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person, and neither the Company nor any of its Subsidiaries have received any notice or are subject to any actual or, to the Knowledge of the Company, threatened proceedings claiming or alleging any of the foregoing. No proceedings or claims in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property are pending, and none have been served by, instituted or asserted by the Company or any of its Subsidiaries, nor are any proceedings, to the Knowledge of the Company, threatened alleging any such infringement, misappropriation or violation, nor is the Company or any of its Subsidiaries aware of any such infringement, misappropriation or violation which could reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, there are no material breaches or defaults of, or any disputes or threatened disputes concerning, any of the IP Contracts.
     (e) All Software used by the Company or any of its Subsidiaries (other than pursuant to Shrink Wrap Licenses) performs substantially in conformance with its documentation (to the extent such documentation is substantially finalized), will not require third party consents for the consummation of the transactions contemplated by this Agreement, is free from any material software defect and, to the Knowledge of the Company, does not contain any Unauthorized Code which could reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no person has gained unauthorized access to the Software.
     (f) The consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any material rights of the Company or any of its Subsidiaries in any Company Intellectual Property, (ii) grant or require the Company or any Subsidiary to grant to any Person any material rights with respect to any Company Intellectual Property, (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments in respect of any Company Intellectual Property, (iv) materially diminish any royalties or other payments the Company or its Subsidiaries would otherwise be entitled to in respect of any Company Intellectual Property, or (v) result in the material breach or, by the terms of such Contract, termination of any IP Contract.
     (g) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party, is in violation or is in material breach of or in default under (nor does there exist any condition which the passage of time or the giving of notice would result in such a violation or breach of, or constitute such a default or other condition under) any IP Contract to which it is a party. No other party to any such IP Contract has, to the Knowledge of the Company, alleged that the Company or any of its Subsidiaries is in violation or breach of or in default under any such IP Contract, which allegation has not been resolved. Each IP Contract is valid and binding on the Company and/or any of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and such IP Contract is in full force and effect.
     (h) For purposes of this Agreement, the terms (A) “Intellectual Property” shall mean any and all of the following: U.S. and non-U.S. (i) patents, utility models, supplementary protection certificates and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof throughout the world (“Patents”), (ii) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not (collectively, “Trade Secrets”), (iii) trademarks, service marks, trade dress, trade names and Internet domain names and registrations and applications therefor, and equivalents thereof throughout the world, (iv) copyrights, mask works, registrations and applications therefor, and equivalents thereof throughout the world, (v) computer software and firmware, including all source code, object code, specifications, databases, designs and documentation (collectively, “Software”) and (vi) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; (B) “IP Contracts” shall mean all Contracts to which the Company or any of its Subsidiaries is a party that assigns, sells, grants, or otherwise conveys or licenses, waives, options, covenants not to enforce or otherwise confers any rights under, in or to any Intellectual Property; (C) “Company Products” shall mean any and all products or service offerings currently marketed, sold or distributed, or currently contemplated by the Company as of the date hereof to be marketed, sold or distributed, by or on behalf of the Company or any of its Subsidiaries prior to June 30,

2007; (D) “Registered Intellectual Property” shall mean any and all Intellectual Property that is the subject matter of an application, election, designation, certificate, filing, registration, recordation, acknowledgement, document or other communication issued by, filed with, or recorded by any Governmental Entity or other Person primarily responsible for issuing, filing or recording any of the foregoing (such Governmental Entity or other Person, a “Registration Authority”); (E) “Owned Intellectual Property” shall mean any and all Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest; (F) “Licensed Intellectual Property” shall mean any and all Intellectual Property that is used by or licensed to the Company and/or any of its Subsidiaries other than the Owned Intellectual Property; and (G) “Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.
     Section 4.19 Related Party Transactions. Except as set forth in the Company Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof) or compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) or associate thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.
     Section 4.20 Opinion of Financial Advisor. The Company has received the opinion of Lazard Frères & Co. LLC (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the Company’s stockholders (other than the Company and its Subsidiaries and Parent and its Subsidiaries) in the Merger is fair to such stockholders from a financial point of view, and a complete and correct signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date of this Agreement.
     Section 4.21 Board Approval. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of the Company, (b) adopted this Agreement and (c) recommended that the plan of merger contained in this Agreement and the transactions contemplated hereby be approved by the holders of Company Shares.
     Section 4.22 Voting Requirements. The affirmative vote of holders of a majority of the outstanding Company Shares at the meeting of the Company’s stockholders to be held in connection with the Merger (the “Company Stockholder Meeting”) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, approve the transactions contemplated hereby and otherwise for the Company to consummate the transactions contemplated hereby.

     Section 4.23 Brokers and Finders; Third Party Expenses. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor (the fees and expenses of which will be paid by the Company, as reflected in an agreement between such firm and the Company, a complete and accurate copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     Section 4.24 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in the Form S-4 and the Joint Proxy Statement/Prospectus or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time the Form S-4 is declared effective at the time of mailing of the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) to the Company’s and Parent’s stockholders, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting or at the Effective Time be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or supplement to the Form S-4 or Joint Proxy Statement/Prospectus, the Company shall notify Parent in writing. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
     Section 4.25 Real Property; Title; Valid Leasehold Interests.
     (a) Neither the Company nor any of its Subsidiaries owns any real property.
     (b) The Company has delivered or made available to Parent a true and complete, copy of each real property lease of the Company and its Subsidiaries, together with all amendments, modifications, and extensions thereof.
     (c) The Company and each of its Subsidiaries has valid and enforceable leasehold interests in each property covered by the leases described in subsection 4.25(b) except for defects in title, easements, restrictive covenants, taxes that are not yet delinquent, and similar encumbrances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has subleased or granted to any Person the right to use or occupy any such leased property or any portion thereof.

     (d) The Company and each of its Subsidiaries is in compliance in all material respects with the provisions of the leases described in subsection 4.25(b), and each such lease is in full force and effect except for any event that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
     (e) With respect to the real property covered by the leases described in subsection 4.25(b), the applicable lessee has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the applicable real property, (ii) existing, pending, or threatened condemnation proceedings affecting any such real property or (iii) existing, pending, or threatened zoning, building code, or other moratoria proceedings, or similar matters, which, individually or in the aggregate; could reasonably be expected to have a Company Material Adverse Effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except, with respect to each Section of this Article V, as set forth in any disclosure contained in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) that relates to such Section or to other Sections of this Article V to the extent it is reasonably apparent from such disclosure that it is applicable to such Section, Parent and Merger Sub represent and warrant to the Company as follows:
     Section 5.1 Organization. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be qualified would not be reasonably expected to prevent or materially delay the consummation of the Merger.
     Section 5.2 Capitalization.
     (a) The authorized capital stock of Parent consists of 120,000,000 Parent Shares and 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Shares”). At the close of business on November 10, 2006, (i) 46,795,500 Parent Shares (excluding treasury shares) were issued and outstanding, (ii) no Parent Shares were held by Parent in its treasury, (iii) no Parent Preferred Shares were issued and outstanding and (iv) 16,370,346 Parent Shares were reserved for issuance pursuant to outstanding unexercised employee stock options granted pursuant to Parent’s stock option plans or otherwise. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above and for changes since the date hereof resulting from the exercise of Parent Options outstanding on such date (as disclosed in Section 5.2(a) of the Parent Disclosure Schedule) in accordance with their terms, as of the date of this Agreement there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Parent; (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in Parent; (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment; or (iv) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of the capital stock of Parent. All of the outstanding debt and equity securities of Parent have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.
     (b) All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive and similar rights.
     Section 5.3 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement by or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the votes cast at a meeting of holders of Parent Shares at which a quorum is present (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by Parent and Merger Sub, as the case may be, and assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, except to the extent that enforceability: (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
     Section 5.4 Consents and Approvals; No Violations.
     (a) The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, “blue sky” laws and NASDAQ Marketplace Rules.
     (b) The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended, or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) assuming that the authorizations, consents and approvals referred to in Section 5.4(a) and the Parent Stockholder Approval are obtained, violate any Order or Law applicable to Parent or Merger Sub, any of their Subsidiaries or any of their properties or assets or (iii) in any material way, violate, conflict with, require consent pursuant to, result in the breach of, constitute a default (or an event which, without due notice or lapse of time or both) under, or give rise to any right of or result in, the termination, amendment, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any contract to which Parent or Merger Sub or any of their Subsidiaries is a party or by which any of its properties or assets may be bound.
     Section 5.5 SEC Reports and Financial Statements.
     (a) Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2004 (together with all information incorporated herein by reference together with all information incorporated herein by reference, the “Parent SEC Documents”). At the time of their respective filing dates, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Parent is required to make any filings with the SEC.
     (b) Except to the extent expressly stated therein, each of the consolidated financial statements of Parent included in the Parent SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since January 1, 2004, there has been no change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.
     Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the “Parent Filed SEC Documents”), between October 1, 2006 and the date of this Agreement, (a) Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, (b) there has not been any event or events that could be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (c) neither Parent nor any of its Subsidiaries has taken any action (or failed to take any action) that would constitute a breach of Section 6.1(b) if such action was taken (or such failure occurred) after the date hereof.
     Section 5.7 No Undisclosed Liabilities. Except as disclosed in the Parent Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof) and except for liabilities incurred in the ordinary course of business since October 1, 2006 that are not material, neither Parent nor any of its Subsidiaries has any liabilities, absolute, contingent, unliquidated or otherwise, whether due or to become due, of the type required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, that, individually or in the aggregate, are material to Parent or any of its Subsidiaries.
     Section 5.8 Contracts. Except as disclosed in the Parent Filed SEC Documents, from and after October 1, 2006 to the date of this Agreement, neither Company nor any of its Subsidiaries has entered into any contract, agreement or other document or instrument (other than this Agreement) that would be required to be filed with the SEC under Item 601 of Regulation S-K promulgated under the Securities Act as an Exhibit to Form 10-K (each, a “Parent Contract”), any material amendment, modification or waiver under any Parent Contract (other than any such amendments, modifications or waivers entered into following the date of this Agreement in connection with the transactions contemplated hereby). Each Parent Contract is valid and binding on Parent and/or any of its Subsidiaries that is a party thereto and, to the Knowledge of Parent each other party thereto and such Parent Contract is in full force and effect.
     Section 5.9 Litigation. There is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or their respective assets or properties. The legal proceedings disclosed in Section 5.9 of the Parent Disclosure Schedule have not had, and if decided adversely to Parent or its Subsidiaries, would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order.

     Section 5.10 Compliance with Applicable Law. Parent and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”). Parent and its Subsidiaries are in compliance, in all material respects, with the terms of the Parent Permits. The businesses of Parent and its Subsidiaries are being and have at all times been conducted in compliance, in all material respects, with applicable Law. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.
     Section 5.11 Intellectual Property.
     (a) Parent or one of its Subsidiaries is the owner of each item of Intellectual Property in which it has an ownership interest (collectively, the “Parent Owned Intellectual Property”), in each case that is registered, issued or for which an application has been filed, indicating the owner thereof, and has the valid right to use all other Intellectual Property that is used by or licensed to Parent or any of its Subsidiaries and which are material to the business of Parent and its Subsidiaries, taken as a whole, in each case free and clear of all Liens. Parent or one of its Subsidiaries is listed in the records of the appropriate U.S. Governmental Entity as the owner of record for each registration, grant and application for Registered Intellectual Property included in the Parent Owned Intellectual Property. Parent has obtained from all of its officers, and employees, assignments to Parent of all rights to any Intellectual Property that are invented, conceived, reduced to practice, developed or otherwise created by such persons in connection with such Person’s activities on behalf of Parent.
     (b) To the Knowledge of Parent, all patents, including all patent term extensions and supplementary protection certificates, registered trademarks, registered service marks and copyrights under which Parent or any of its Subsidiaries holds any rights and which are material to the business of Parent and its Subsidiaries, taken as a whole, are valid and subsisting. To the Knowledge of Parent, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property.
     (c) To the Knowledge of Parent, none of the activities or business currently conducted by Parent and its Subsidiaries infringes, violates or constitutes a misappropriation, in any material way, of any Intellectual Property rights of any other person or entity. Since January 1, 2005, neither Parent nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.
     Section 5.12 Merger Sub. Merger Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations solely as contemplated hereby.
     Section 5.13 Opinion of Financial Advisor. Parent has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Parent Financial

Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view, and a complete and correct signed copy of such opinion shall be delivered to the Company as soon as reasonably practicable following the date of this Agreement.
     Section 5.14 Board Approval. The Board of Directors of Parent, at a meeting duly called and held, has by unanimous vote of the directors present (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Parent, (b) adopted this Agreement and (c) recommended that the issuance of Parent Shares in connection with the Merger be approved by the holders of Parent Shares.
     Section 5.15 Voting Requirements. The affirmative vote of holders of a majority of the votes represented at the meeting of Parent’s stockholders where a quorum is present to be held in connection with the Merger (the “Parent Stockholder Meeting”) or any adjournment or postponement thereof to approve the issuance of Parent Shares in connection with the Merger is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the issuance of Parent Shares in connection with the Merger or otherwise for Parent to consummate the transactions contemplated hereby.
     Section 5.16 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
     Section 5.17 Information Supplied. None of the information supplied or to be supplied by Parent or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in, and which is included or incorporated by reference in the Form S-4 and the Joint Proxy Statement/Prospectus or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time the Form S-4 is declared effective, at the time of mailing of the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) to the Company’s and Parent’s stockholders, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or supplement to the Form S-4 or Joint Proxy Statement/Prospectus, Parent shall notify the Company in writing. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
ARTICLE VI
COVENANTS
     Section 6.1 Interim Operations.
     (a) Covenants of the Company. Except as expressly permitted in this Agreement or as set forth on Section 6.1(a) of the Company Disclosure Schedule, or otherwise expressly consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the termination date of this Agreement or the Effective Time: the Company shall, and shall cause its Subsidiaries to, (i) conduct their business in the ordinary course; (ii) use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its Subsidiaries; and (iii) use reasonable efforts to protect the Company Intellectual Property. Without limiting the generality of the foregoing, except as expressly consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the termination date of this Agreement or the Effective Time:
     (i) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (A) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.
     (ii) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security (or any right to acquire such capital stock or other security) other than the issuance of Company Shares upon the exercise of Company Options or the exercise or conversion of Company Warrants to purchase Company Shares outstanding on the date of this Agreement and in accordance with the terms of such Company Options or Company Warrants, as applicable.
     (iii) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Law, the Company shall not and shall cause each of its Subsidiaries not to amend or propose to amend its Certificate of Incorporation or Bylaws or similar organizational documents.
     (iv) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets in the ordinary course of business).
     (v) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its material assets of the Company or its Subsidiaries excluding the disposition of assets in the ordinary course of business.
     (vi) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company or (B) advances to its employees for travel and other business expenses incurred in the ordinary course of business or (ii) incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another Person other than a guaranty by the Company on behalf of one of its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any such debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing.
     (vii) Accounting Matters. Except as disclosed in the Company Filed SEC Documents or as required by a Governmental Entity or changes in GAAP, the Company shall not change its methods of accounting in effect at December 31, 2005.
     (viii) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments for any capital expenditures in excess of $1,000,000 in the aggregate (excluding expenditures in the ordinary course of business that relate to the production of early versions of the Company’s instruments for deployment internally or at customer sites).
     (ix) Certain Actions. The Company and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement.
     (x) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (subject to Section 6.13(c)) the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business.
     (xi) Material Contracts. Except as otherwise set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, terminate, cancel or request any material change in, or agree to any material change in, any Company Contract or enter into any Contract material to the business or results of operations of the Company and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business.
     (xii) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to: (A) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any material Company Intellectual Property; (B) subject to clauses (D) and (E) below, grant, extend, amend, waive or modify in any material way any rights in or to the Company Intellectual Property; (C) fail to diligently prosecute or maintain the Company’s and its Subsidiaries’ material Owned Intellectual Property; (D) enter into any IP Contract (other than (1) an IP Contract substantially in the form previously approved by Parent or (2) a non-material IP Contract for the acquisition by the Company of, or grant of rights to the Company in, Intellectual Property of a third party, in each case which is entered into in the ordinary course of business); or (E) amend, assign, terminate or fail to exercise a right of renewal or extension under any Company Intellectual Property Contract.
     (xiii) Benefits Changes. The Company shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or benefits of any director, officer, employee or consultant (other than increases in salaries, and wages in connection with promotions and annual raises in the ordinary course of business consistent with past practice), (B) adopt any new employee benefit plan or any amendment to an existing Benefit Plan other than as required by applicable Law, (C) enter into any agreement with any director, officer or employee (excluding offers of employment in the ordinary course of business), (D) enter into any consulting agreement with any individual consultant obligating the Company to pay any individual consultant in excess of $200,000 per annum, (E) accelerate the payment of material compensation or benefits to any director, officer, employee or consultant, (F) enter into any compensation, severance, retention or change of control arrangement with any employee or other service provider of the Company or any of its Subsidiaries, (G) grant any stock option or other equity awards to any officer, director, employee or consultant other than as required by applicable Law or the terms of agreements in effect as of the date of this Agreement.
     (xiv) Transactions with Affiliates. The Company shall not, and shall not permit it Subsidiaries to, enter into any transaction with any of its Affiliates or associates other than pursuant to arrangements in effect on the date hereof (excluding intercompany agreements solely among the Company and its Subsidiaries).
     (xv) General. The Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.
     (b) Covenants of Parent. Except as expressly permitted in this Agreement or otherwise expressly consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the termination date of this Agreement or the Effective Time: Parent shall, and shall cause its Subsidiaries to, (i) conduct their business in the ordinary course; and (ii) use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with Parent and its Subsidiaries. Without limiting the generality of the foregoing, except as expressly consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the termination date of this Agreement or the Effective Time:
     (i) Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security (or any right to acquire such capital stock or other security) other than the issuance of Parent Shares in accordance with this Agreement and upon the exercise of Parent options outstanding on the date of this Agreement and in accordance with the terms of such Parent options.
     (ii) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Law, Parent shall not amend or propose to amend its Certificate of Incorporation or Bylaws or similar organizational or governance documents.
     (iii) Dividends; Changes in Stock. Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (A) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of Parent to its parent), (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.
     (iv) Accounting Matters. Except as disclosed in the Parent Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof) or as required by a Governmental Entity or changes in GAAP, Parent shall not change its methods of accounting in effect at December 31, 2005.
     (v) Certain Actions. Parent and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement.
     Section 6.2 No Solicitation.
     (a) The Company shall cause its and its Subsidiaries’ respective officers, directors, financial advisors, attorneys, accountants and other non-employee advisors, representatives and agents (collectively, “Representatives”) to, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ employees to, immediately cease and cause to be terminated immediately any discussions or negotiations with any parties that may be ongoing with respect to, or that could reasonably be expected to lead to, a Takeover Proposal (it being understood that commercially reasonable efforts with respect to the employees of the Company and its Subsidiaries shall mean causing such employees to comply with this sentence promptly after an officer or director of the Company discovers any noncompliance by such employees). The Company shall not, nor shall it authorize or permit any of its Representatives, to, and the Company shall use commercially reasonable efforts to cause its and its Subsidiaries’ employees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to any Takeover Proposal (it being understood that commercially reasonable efforts with respect to the employees of the Company and its Subsidiaries shall mean causing such employees to comply with this sentence promptly after an officer or director of the Company discovers any noncompliance by such employees) or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that, notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of

Directors of the Company or any committee thereof determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof in violation of this Section 6.2 and was made after the date hereof and did not otherwise result from a breach of this Section 6.2, the Company may, if its Board of Directors or any committee thereof determines in good faith (after consulting with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 6.2(c), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives and any other Persons facilitating the making of such Takeover Proposal) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement including the standstill provisions of the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (ii) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives and any other Persons facilitating the making of such Takeover Proposal) regarding such Takeover Proposal.
     (b) The Company shall provide Parent with forty-eight (48) hours prior written notice (or such lesser notice as is given to the Company’s Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Takeover Proposal.
     (c) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 6.2(a)). Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company or any committee thereof may make a Company Adverse Recommendation Change in response to a Superior Proposal or a material change in circumstances after the date of this Agreement if such Board of Directors or committee thereof determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no Company Adverse Recommendation Change shall be made until after the second (2nd) Business Day following Parent’s receipt of written notice (a “Notice of Company Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company or committee thereof intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal or the information describing such material change in circumstances in reasonable detail, as applicable, that is the basis of the proposed action by the Board of Directors or committee thereof (it being understood and agreed that any material amendment to the financial terms or any other material term of any such Superior Proposal shall require a new Notice of Company Adverse Recommendation and a new two (2) Business Day period if such amendment is adverse to the Company), (ii) during such two (2) Business Day period the Company shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change and (iii) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such two (2) Business Day period, Parent makes a binding, written proposal (contingent only on the Board of Directors of the Company not making a Company Adverse Recommendation Change) to adjust the terms and conditions of this Agreement such that the Company’s Board of Directors or committee thereof would no longer be required to make a Company Adverse Recommendation Change.
     (d) The Company agrees that in addition to the other obligations of the Company set forth this Section 6.2, as promptly as practicable after the receipt thereof, the Company shall advise Parent orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations, with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall promptly keep Parent reasonably informed of the status and material details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Parent reasonably informed as to the material details of discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
     (e) Nothing contained in this Section 6.2 shall prohibit the Company from (i) complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company’s Board of Directors or any committee thereof (after consultation with outside counsel), failure to make such disclosure would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by 6.2(c).

     Section 6.3 Parent Recommendation.
     (a) Neither the Board of Directors of Parent nor any committee thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, including the issuance of Parent Shares in connection with the Merger (any action described in this sentence being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, the Board of Directors of Parent or any committee thereof may make a Parent Adverse Recommendation Change in response to a material change in circumstances after the date of this Agreement if such Board of Directors or committee thereof determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Parent under applicable Law; provided, however, that (i) no Parent Adverse Recommendation Change shall be made until after the second (2nd) Business Day following the Company’s receipt of written notice from Parent advising the Company that the Board of Directors of Parent or committee thereof intends to take such action and specifying the reasons therefor, including description of the material change in circumstances in reasonable detail, (ii) during such two (2) Business Day period Parent shall negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement as would enable Parent to proceed with its recommendation of this Agreement and not make a Parent Adverse Recommendation Change and (iii) Parent shall not make a Parent Adverse Recommendation Change if, prior to the expiration of such two (2) Business Day period, the Company makes a binding, written proposal (contingent only on the Board of Directors of Parent not making a Parent Adverse Recommendation Change) to adjust the terms and conditions of this Agreement such that the Board of Directors of Parent or committee thereof would no longer be required to make a Parent Adverse Recommendation Change.
     Section 6.4 Stockholder Meetings; Preparation of Form S-4 Joint Proxy Statement/Prospectus.
     (a) The Company shall, as promptly as practicable following the effectiveness of the Form S-4, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. Subject to Section 6.2(c) and 6.2(e), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Joint Proxy Statement/Prospectus. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.4(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change; provided, however, that no breach of this Section 6.4(a) shall be deemed to have occurred if the Company adjourns or postpones the Company Stockholders Meeting for a reasonable period of time, each such period of time not to exceed ten (10) Business Days; provided that (x) at the time of such adjournment or postponement the Board of Directors shall be prohibited by the terms of this Agreement from making a Company Adverse Recommendation Change, and the Company Stockholders Meeting is then scheduled to occur within three (3) Business Days of the time of such adjournment or postponement or (y) at the time the Board of Directors announces a Company Adverse Recommendation Change, the Company Stockholders Meeting is then scheduled to occur no later than ten (10) Business Days from the date of such Company Adverse Recommendation Change; provided further that the Company may not adjourn or postpone the Company Stockholders Meeting pursuant to this clause (ii) more than two (2) times or for more than fifteen (15) Business Days in the aggregate.
     (b) Parent shall, as promptly as practicable following the effectiveness of the Form S-4, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall, through its Board of Directors, recommend to its stockholders approval of the issuance of Parent Shares in connection with the Merger and shall include such recommendation in the Joint Proxy Statement/Prospectus.
     (c) Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Stockholder Meeting and for the Parent Stockholder Meeting shall be the same.
     (d) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and shall cause to be filed with the SEC a Joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement/Prospectus”) relating to the Company Stockholder Meeting and the Parent Stockholder Meeting and (ii) Parent shall prepare and shall cause to be filed with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Form S-4”) in which the Joint Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of the Company and Parent shall cooperate and provide the other with reasonable opportunity to review and comment on the Form S-4 and Joint Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing such document with the SEC. Each of Parent and the Company shall use reasonable efforts to cause the Form S-4 to become effective as promptly as practicable after the execution of this Agreement, and, prior to the effective date of the Form S-4, Parent shall use reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Parent Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Joint Proxy Statement/Prospectus and the Form S-4. As promptly as practicable after the Form S-4 shall have become effective, each of the Company and Parent shall mail the Joint Proxy Statement/Prospectus to its respective stockholders. Each of Parent and the Company shall also promptly file, use all of their respective reasonable efforts to cause to become effective as promptly as practicable and, if required, mail to the Company’s and Parent’s stockholders, any amendment to the Form S-4 or Joint Proxy Statement/Prospectus which may become necessary after the date the Form S-4 is declared effective.

     (e) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 will be made by Parent or the Company without the approval of the other party, which shall not be unreasonably withheld or delayed. Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to either party, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent, that should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the Company’s and Parent’s stockholders.
     Section 6.5 Access to Information. The Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party and its officers, employees, accountants, counsel, agents and other Representatives reasonable access upon reasonable advance notice and during reasonable business hours (in a manner that does not disrupt or interfere with business operations) to such properties, personnel, books and records of such party and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes) as the other party shall reasonably request, and shall furnish promptly all information concerning the business, properties and personnel of such party and its Subsidiaries as the other party may reasonably request. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that no information or Knowledge obtained by Parent or the Company in any investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty of the other party set forth herein or the conditions to the consummation of the transaction contemplated hereby.
     Section 6.6 Notification of Certain Matters. The Company shall use reasonable efforts to give prompt notice to Parent, and Parent shall use reasonable efforts to give prompt notice to the Company, of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party contained in this Agreement to be untrue such that the condition with respect to such party’s representations set forth in Section 7.2(a) or Section 7.3(a), as applicable, would not be satisfied and (b) any Company Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event or events which could be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this

Section 6.6 shall not be considered in determining whether any representation or warranty is true for purposes of Article VII; provided, further, that the failure to deliver any notice pursuant to this Section 6.6 shall not be considered in determining whether the condition set forth in Section 7.2(b) or Section 7.3(b) has been satisfied or any related termination right in Article VIII is available.
     Section 6.7 Reasonable Efforts.
     (a) Subject to the other terms of this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act and (ii) using reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.7 shall require or be construed to require Parent to offer or agree to enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Parent’s businesses or assets or any portion of the businesses or assets of any of its Subsidiaries or any portion of the businesses or assets of the Company or any of its Subsidiaries or agreeing to any limitations or restrictions on its conduct in order for the Closing to occur.
     (b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its (or the Surviving Corporation’s) operations or to dispose of any assets.
     Section 6.8 State Takeover Statutes. The Company and its Board of Directors shall (a) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.
     Section 6.9 Indemnification, Exculpation and Insurance.
     (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) certificate of incorporation or bylaws (or comparable charter or organizational documents) of the Company or any of its Subsidiaries as in effect on the date of this Agreement; and (ii) any applicable contract which has been disclosed to Parent at or prior to the date hereof and as in effect on the date of this Agreement or, with respect to persons who become directors or officers of the Company or any of its Subsidiaries after the date hereof and prior to the Closing, which is entered into and disclosed to Parent after the date hereof and which is in the form and substance of the agreements that have been disclosed to Parent at or prior to the date hereof.
     (b) For six (6) years after the Effective Time, Parent shall provide directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Indemnitees who are covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policies as of the Closing on terms with respect to such coverage and amount no less favorable in the aggregate than the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance policies; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed two hundred percent (200%) of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then Parent shall provide only such coverage as shall then be available at an annual premium equal to two hundred percent (200%) of such rate.
     (c) This Section 6.9 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.
     Section 6.10 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent.

     Section 6.11 NASDAQ Listing. Prior to the Closing Date, if required under the rules of the NASDAQ, Parent shall file with the NASDAQ a Notification Form: Listing of Additional Shares covering the Parent Shares that Parent reasonably expects, at the time of such filing, to be issued in connection with the Merger.
     Section 6.12 Affiliates. Not less than ten (10) Business Days prior to the date of the Company Stockholder Meeting, the Company shall deliver to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use its reasonable efforts to cause each Person identified on such list to deliver to Parent not later than five (5) Business Days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto.
     Section 6.13 Employee Benefits; Options.
     (a) For a period of at least one (1) year following the Effective Time (such period of time, the “Protected Period”), Parent shall cause the Surviving Corporation or any of its Affiliates to provide to employees of the Company and its Subsidiaries with benefits which are comparable in the aggregate to those provided to similarly situated employees of Parent. Notwithstanding anything set forth above, the participation of the employees of the Company or its Subsidiaries in any Parent’s option or similar equity grant or purchase programs or plans shall be subject to the eligibility requirements of such programs or plans.
     (b) Employees of the Company and its Subsidiaries as of the Closing shall be provided credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under: (i) all employee benefit plans, programs, policies and fringe benefits to be provided to such employees for purposes of eligibility and vesting (but not benefit accrual); (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits; and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) in which employees of the Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall: (A) cause there to be waived any pre-existing condition or eligibility limitations; and (B) give effect, in determining any deductible and maximum out-of-pocket limitations payable during the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and its Subsidiaries during such plan year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

     (c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.13 shall impede or limit Parent, Merger Sub, the Company or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts.
     (d) As promptly as practicable but no later than fifteen (15) Business Days after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 covering the sale of Parent Stock issuable pursuant to outstanding Company Options assumed by Parent pursuant to the terms hereof, and Parent shall use reasonable efforts to maintain the effectiveness of such registration statement so long as any assumed Company Options remain outstanding. The Company will cooperate and reasonably assist Parent in the preparation of such registration statement.
     (e) No provision of this Section 6.13 shall create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Subsidiaries under any benefit plan which they may maintain.
     Section 6.14 Tax Covenants.
     (a) The Company shall prepare and timely file or cause to be prepared and timely filed, in accordance with applicable Law and (provided consistent therewith) past practice, all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date; provided, however, that the Company shall deliver substantively complete, final drafts of all income Tax Returns to Parent at least fifteen (15) days prior to the due date thereof and shall not file any such Tax Return without obtaining the prior written consent of Parent (such consent not to be unreasonably withheld or delayed); it being understood that the Company shall not be deemed in breach of this covenant by reason of a failure to timely file a Tax Return (if the Company shall have provided Parent with the required draft of such Tax Return at least fifteen (15) days prior to the filing deadline) if such failure to timely file is due to Parent having unreasonably withheld or delayed its consent to the filing of the Tax Return in question or due to a reasonable, good faith disagreement between the Parent and the Company with respect to the reporting of an item on such Tax Return not resolved by the filing deadline.
     (b) Except as otherwise directed by Parent in writing at least five (5) days prior to the Closing Date, all contracts, agreements, arrangements, or intercompany account systems under which the Company or any of its Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax or any amount calculated with reference to any portion of a Tax (other than customary agreements to indemnify lessors, licensors, lenders and debt securityholders in respect of Taxes none of which involves any material financial exposure) shall be terminated with respect to the Company and each such Subsidiary on or prior to the

Closing Date, and the Company and each such Subsidiary shall thereafter be released from any liability thereunder.
     (c) Without the written consent of Parent, which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following: (i) make, change or revoke any election in respect of Taxes, (ii) file any amended Tax Return, (iii) adopt or change any accounting method or period in respect of Taxes, (iv) enter into any closing agreement, (v) settle any claim or assessment in respect of Taxes, (vi) change any practice with respect to Taxes, (vii) consent to any extension or waiver of any statute of limitations applicable to any claim or assessment in respect of Taxes or (viii) offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.
     (d) Parent and Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and the Company agrees that it will not take (and will cause its Subsidiaries not to take) any action, or fail to take (or allow any Subsidiary to fail to take) any action, which action or failure to take action would reasonably be expected to cause the Merger not to so qualify. Each of Parent and the Company shall use all reasonable efforts to obtain the Tax opinions referred to in Section 7.2(i) and Section 7.3(e), respectively.
     Section 6.15 Parent Board of Directors. Effective as of the Effective Time, the size of the Board of Directors of Parent shall be increased from eight (8) to ten (10) members and two (2) individuals selected by the Board of Directors of Parent and agreed to by the Company, consistent with the policies of Parent’s corporate governance committee, shall be appointed as independent directors of Parent.
     Section 6.16 Lock-up Agreements. The Person listed on Section 6.16 of the Company Disclosure Schedule shall enter into a lock-up agreement in the form attached as Exhibit B hereto, pursuant to which, among other things, such Person shall agree not to sell, assign or otherwise transfer the Parent Shares such Person receives pursuant to the terms of this Agreement from the Closing Date until six (6) months after the Closing Date.
ARTICLE VII
CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.
     (b) No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that the terminating party shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possibly or any Order that may be entered.
     (c) Governmental Consents and Approvals.
     (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
     (ii) Other than the filing of the Certificate of Merger and the expiration or termination of the waiting period under the HSR Act (which is addressed in Section 7.1(c)(i)), all necessary consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement, shall have been obtained.
     (d) NASDAQ Listing. Parent Shares to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.
     (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective, and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC.
     Section 7.2 Conditions to Parent and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date, any one or more of which may be waived, in writing, by Parent:
     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifiers contained therein) at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have a Company Material Adverse Effect.
     (b) Performance. The Company shall have complied, in all material respects, with the agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.
     (c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2(a) and 7.2(b).
     (d) Consents. Parent shall have received evidence, in form and substance satisfactory to it, that the Company shall have obtained all consents, approvals, authorizations, qualifications and orders of third parties (other than those listed on Section 4.5 of the Company Disclosure Schedule) and required in connection with this

Agreement and the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations, qualifications or orders has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (e) Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity that relates to the Merger and is reasonably likely to succeed (i) challenging the acquisition by Parent or Merger Sub of any Company Shares, seeking to restrain or prohibit the consummation of the Merger, or seeking to place material limitations on the ownership of Company Shares (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any material portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.
     (f) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or events that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (g) Certain Employees. Each of John West, Chief Executive Officer of the Company, and Tony Smith, PhD, Vice President and Chief Scientific Officer of the Company, shall be actively employed by the Company on the Closing Date unless such officer is not actively employed due to death or disability.
     (h) FIRPTA Certificate. The Company shall have furnished to Parent a certification in accordance with Treas. Reg. § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (i) Tax Opinion. Parent shall have received an opinion of Dewey Ballantine LLP, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub and the Company, at such time or times as counsel may reasonably request, and, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. If Parent has not received such an opinion from Dewey Ballantine LLP, but Cooley Godward Kronish LLP is willing to provide an opinion to Parent, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code, the delivery of such an opinion by Cooley Godward Kronish LLP shall be sufficient to cause this condition to be satisfied.
     (j) Bonus Compensation. There shall be no bonus plans or other bonus arrangements of the Company or its Subsidiaries other than those listed on Schedule 7.2(j) of the Company Disclosure Schedule.
     Section 7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, any one or more of which may be waived, in writing, by the Company:
     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifiers) at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have a Parent Material Adverse Effect.
     (b) Performance. Each of Parent and Merger Sub shall have complied, in all material respects, with the agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.
     (c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or events that has had, or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     (d) Officer’s Certificate. The Company shall have received a certificate of an executive officer of the Parent and Merger Sub to the effect set forth in Sections 7.3(a) and 7.3(b).
     (e) Tax Opinion. The Company shall have received an opinion of Cooley Godward Kronish LLP, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub and the Company, at such time or times as counsel may reasonably request, and, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. If the Company has not received such an opinion from Cooley Godward Kronish LLP, but Dewey Ballantine LLP is willing to provide an opinion to the Company, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, the delivery of such an opinion by Dewey Ballantine LLP shall be sufficient to cause this condition to be satisfied.
ARTICLE VIII
TERMINATION AND AMENDMENT
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:
     (a) by mutual written consent of Parent, Merger Sub and the Company;
     (b) by either Parent or the Company:
     (i) if (A) the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or (B) the Parent Stockholder Approval is not obtained at the Parent Stockholder Meeting;
     (ii) if the Merger shall not have been consummated on or before May 11, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or
     (iii) if any Law or Order shall be in effect such that the conditions set forth in Section 7.1(b) would not be satisfied and such Law or Order shall have become final and nonappealable;
     (c) by the Company:
     (i) if Parent or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Parent or Merger Sub within thirty (30)

Business Days after Parent or Merger Sub receives written notice of such breach from the Company; or
     (ii) in the event that prior to the obtaining of the Parent Stockholder Approval (A) a Parent Adverse Recommendation Change shall have occurred, (B) Parent will have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Parent that its stockholders vote in favor of the issuance of Parent Shares in connection with the Merger or (C) the Board of Directors of Parent fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement, including the issuance of Parent Shares in connection with the Merger within ten (10) Business Days after the Company requests in writing that such recommendation or determination be reaffirmed (provided that the Company may not make such a request on more than two (2) occasions); provided, however, that: (1) with respect to clause “(A)” above, the Company’s right to terminate this Agreement shall expire fifteen (15) Business Days after the date of such Parent Adverse Recommendation Change; (2) with respect to clause “(B)” above, the Company’s right to terminate this Agreement shall expire fifteen (15) Business Days after the date the Joint Proxy Statement/Prospectus is first mailed to Parent’s stockholders; and (3) with respect to clause “(C)” above, the Company’s right to terminate this Agreement shall expire fifteen (15) Business Days after the expiration of the ten (10) Business Day period described in such clause.
     (d) by Parent:
     (i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within thirty (30) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; or
     (ii) in the event that prior to the obtaining of the Company Stockholder Approval (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company will have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) Business Days after Parent requests in writing that such recommendation or determination be reaffirmed promptly following the public announcement by a Person of a Takeover Proposal (provided that (1) Parent may not make such a request on more than one (1) occasion with respect to any particular Takeover Proposal where the price and other material terms of such Takeover Proposal remain unchanged and (2) any reconfirmation of the Company’s Board of Directors’ recommendation following the public announcement by a Person of a Takeover Proposal shall not limit the rights of the Company’s Board of Directors under Section 6.2 with respect to Takeover Proposals, or amended versions of Takeover Proposals) or (D) a tender or exchange offer that constitutes a Takeover Proposal has been commenced (and remains pending) and the Company has not have sent to its security holders, within ten (10) Business Days after the Company receives a written request from Parent to recommend against acceptance of such tender or exchange offer (provided that (1) Parent shall not make such a request on more than one (1) occasion with respect to any particular tender or exchange offer where the offer price and other material terms of such tender offer remain unchanged and (2) any recommendation by the Company’s Board of Directors against acceptance of such tender or exchange offer shall not limit the rights of the Company’s Board of Directors under Section 6.2 with respect to subsequent Takeover Proposals, or amended versions of Takeover Proposals); provided, however, that: (1) with respect to clause “(A)” above, Parent’s right to terminate this Agreement shall expire fifteen (15) Business Days after the date of such Company Adverse Recommendation Change; (2) with respect to clause “(B)” above, Parent’s right to terminate this Agreement shall expire fifteen (15) Business Days after the date the Joint Proxy Statement/Prospectus is first mailed to the Company’s stockholders; (3) with respect to clause “(C)” above, Parent’s right to terminate this Agreement shall expire fifteen (15) Business Days after the expiration of the ten (10) Business Day period described in such clause; and (4) with respect to clause “(D)” above, Parent’s right to terminate this Agreement shall expire fifteen (15) Business Days after the expiration of the ten (10) Business Day period described in such clause; or
     (iii) if the Company breaches, in any material respect, its obligations under Section 6.2.
     Section 8.2 Effect of Termination. Except as otherwise set forth in this Agreement, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and material breach of this Agreement; and provided further, that the provisions of this Section 8.2, Section 8.3, Section 8.4 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
     Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     Section 8.4 Termination Fee.
     (a) If this Agreement shall be terminated pursuant to (i) Section 8.1(b)(i)(A), 8.1(b)(ii) (provided that, in the case of a termination pursuant to Section 8.1(b)(ii), as of the Termination Date, the conditions set forth in Sections 7.1 and 7.3 have been waived in writing by the Company or satisfied, other than those conditions which by their nature are to be satisfied on the Closing Date) or 8.1(d)(iii) and (A) prior to the Company Stockholder Meeting a bona fide Takeover Proposal shall have been (1) publicly announced and not withdrawn (excluding, any withdrawals that are not publicly communicated at least five (5) Business Days prior to the date of the Company Stockholder Meeting), in the case of a termination pursuant to Section 8.1(b)(i)(A), or (2) publicly announced or otherwise communicated to the Board of Directors of the Company and not withdrawn, in the case of a termination pursuant to Section 8.1(b)(ii) or 8.1(d)(iii), and (B) within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement providing for a transaction of the type described in the definition of “Takeover Proposal” or such transaction is consummated (it being understood that for all purposes of this clause “(a),” all references in the definition of Takeover Proposal to twenty percent (20%) shall be deemed to be references to fifty percent (50%) instead), or (ii) Section 8.1(d)(ii); provided that there did not exist any event or events that has had or would reasonably be expected to have a Parent Material Adverse Effect, either at the time of the action (or failure to act) giving rise to Parent’s termination right pursuant to Section 8.1(d)(ii) or at the time of such termination, then the Company shall (A) in the case of termination pursuant to clause (i) of this Section 8.4(a), within one (1) Business Day following the earlier to occur of the execution of such definitive agreement and consummation of such transaction or (B) in the case of termination pursuant to clause (ii) of this Section 8.4(a), within one (1) Business Day of such termination, pay Parent a non-refundable fee in an amount equal to Eighteen Million Dollars ($18,000,000) (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated by Parent.
     (b) If this Agreement shall be terminated pursuant to Section 8.1(c)(ii) (provided that there did not exist any event or events that has had or would reasonably be expected to have a Company Material Adverse Effect either at the time of the action (or failure to act) giving rise to the Company’s termination right pursuant to Section 8.1(c)(ii) or at the time of such termination), then within one (1) Business Day of such termination, Parent shall pay the Company the Termination Fee, payable by wire transfer of immediately available funds to an account designated by the Company.
     (c) The parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to promptly pay its respective Termination Fee (the “non-paying party”), and, in order to obtain such payment the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, the non-paying party shall pay to the other party its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.
     Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, and subject to Section 9.13, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the representation letters to be delivered pursuant to Sections 7.2(i) and 7.3(e) shall survive the Effective Time. All covenants shall survive in accordance with their terms.
     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of delivery if delivered personally, (b) on the day sent by facsimile provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day, (c) the first (1st) Business Day after sent by facsimile to the extent that the day sent by facsimile is not a Business Day or the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile, (d) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (v) one (1) Business Day after being sent via a nationally recognized courier service, fees prepaid, in each case to the intended recipient as set forth below:
     (a) if to Parent or Merger Sub, to
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121-1975
Attn: Christian G. Cabou
   Senior Vice President and General Counsel
Telecopy: (858) 202-4599
     with a copy to:
Dewey Ballantine LLP
1301 Avenue of the Americas

New York, New York 10019
Attn: Frederick W. Kanner, Esq.
   Michael J. Aiello, Esq.
Telecopy: (212) 259-6333
     (b) if to the Company, to
Solexa, Inc.
Corporate Headquarters
25861 Industrial Boulevard
Hayward, California 94545
Attn: John West
   Chief Executive Officer
Telecopy: (510) 670-9303
     with a copy to:
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94036-2155
Attn: James Kitch, Esq.
   John Brottem, Esq.
Telecopy: (650) 849-7400
     Section 9.3 Interpretation.
     (a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.
     (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (c) This Agreement is the result of the joint efforts of Parent, Merger Sub and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.
     (d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”
     Section 9.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.8, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
     Section 9.7 Publicity. No party hereto shall issue any press release or otherwise make any public statement (including all formal Company employee communication programs or announcements) with respect to the transactions contemplated by this Agreement without the prior consent of the other parties as to the form and substance of such press release or statement, which shall not be unreasonably withheld; provided that the parties make issue or make statements that are consistent with the parties’ prior press releases and other public statements that were not in violation of this Section 9.7.
     Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
     Section 9.10 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the state court located within New Castle County, State of Delaware (or, in the case of any claim to which the federal courts have exclusive subject matter jurisdiction, the federal court sitting in the State of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party.
     Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.12 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.
     Section 9.13 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ILLUMINA, INC.
By:	/s/ Jay T. Flatley
Jay T. Flatley
President and Chief Executive Officer

CALLISTO ACQUISITION CORP.
By:	/s/ Jay T. Flatley
Jay T. Flatley
President and Treasurer

SOLEXA, INC.
By:	/s/ John West
John West
Chief Executive Officer